Exhibit (k)(4)
FIRST AMENDED AND RESTATED LOAN AGREEMENT
     LOAN AGREEMENT (this “Agreement”) dated April 15, 2008, between CUSTODIAL TRUST COMPANY (together with its permitted successors and assigns, “Bank”), a bank and trust company organized and existing under the laws of the State of New Jersey, and KAYNE ANDERSON MLP INVESTMENT COMPANY (“Borrower”), a company organized and existing under the laws of the State of Maryland and registered as a management investment company under the Investment Company Act of 1940.
     WHEREAS, Bank and Borrower are party to the Loan and Pledge Agreement, dated as of September 16, 2004 (as the same has been amended, modified and/or supplemented to, but not including, the First Restatement Effective Date, the “Original Loan Agreement”);
     WHEREAS, the parties hereto wish to amend and restate the Original Loan Agreement in its entirety as herein provided;
     NOW, THEREFORE, the parties hereto agree that the Original Loan Agreement shall be and is hereby amended and restated in its entirety as follows:
     1. DEFINITIONS. The following terms, unless the context otherwise requires, shall have the following meanings as used herein:
     “Additional Covenant” means any covenant with respect to the financial condition or financial position of Borrower, including, but not limited to, covenants that specify or require the maintenance of certain financial ratios applicable to Borrower, and the default provisions related thereto (regardless of whether such provision is labeled or otherwise characterized as a covenant or a default); provided that Additional Covenants shall not be deemed or read to restrict, limit or narrow the Bank’s rights and remedies, or the Borrower’s obligations, as stated in this Agreement.
     “Agreement” has the meaning given in the preamble.
     “Applicable Credit Rating” means, at any time, the unsecured credit rating assigned by a Ratings Agency to Borrower.
     “Applicable Margin” means, at any time, with respect to Loans or the Commitment Fee, the respective percentage per annum set forth below opposite the respective Applicable Credit Rating indicated to have been achieved at such time:

Applicable Credit Rating	“Applicable Margin” for Loans	“Applicable Margin” for Commitment Fee
Greater than or equal to “A3” by Moody’s or its equivalent by any other Ratings Agency	1.65%	0.50%
Less than “A3” by Moody’s or its equivalent by any other Ratings Agency (or no Applicable Credit Rating is available from any Ratings Agency)	2.65%	0.75%

; provided that (i) for purposes of the preceding pricing grid, if at any time the Applicable Credit Ratings assigned by more that one Ratings Agency are “split” (i.e. are not at the same corresponding level on the pricing grid above), then the Applicable Margin shall be determined by reference to the lower Applicable Credit Rating assigned by the relevant Rating Agency and (ii) notwithstanding the foregoing, at all times during which there shall exist any Event of Default, the Applicable Margin shall be determined pursuant to the pricing grid above on the same basis as if no Applicable Credit Rating were available from any Ratings Agency.
     “Applicable Rate” has the meaning given in Section 5(a).
     “Asset Coverage Ratio” means, with respect to Borrower, the ratio which (i) the value of the Total Assets of Borrower less all liabilities and indebtedness of Borrower not represented by Senior Securities, bears to (ii) the aggregate amount of all Senior Securities representing Indebtedness of Borrower.
     “Auction Rate Senior Notes” means the Series A, B, C, E and F auction rate senior notes issued by Borrower in an aggregate principal amount of $505,000,000.
     “Authorized Person” means the persons designated by Borrower in Schedule A attached hereto, as the same may from time to time be revised by notice in writing delivered to Bank in accordance with Section 23; provided that no revision of such Schedule A shall be effective until Bank acknowledges actual receipt of such notice.
     “Bank” has the meaning given in the preamble.
     “Borrower” has the meaning given in the preamble.
     “Borrowing Notice” has the meaning given in Section 2(d).
     “Business Day” means any day on which banks in both the States of New Jersey and New York are open for business.

     “Commitment Fee” has the meaning given in Section 6.
     “Commitment Termination Date” means April 14, 2009, or such earlier date on which the Credit Commitment shall terminate as provided herein, or such later date to which the Commitment Termination Date shall have been extended in accordance with Section 8.
     “Credit Commitment” means up to $200,000,000 in the aggregate principal amount, as such amount may be reduced from time to time in accordance with Section 2(b).
     “Custody Agreement” means the Custody Agreement dated as of September 15, 2004, between Bank and Borrower, as amended, restated, supplemented or otherwise modified from time to time.
     “Encumbered Property” has the meaning given in Section 15(b).
     “Event of Default” has the meaning given in Section 16.
     “Existing Commitment Termination Date” has the meaning given in Section 8(a).
     “Financials” has the meaning given in Section 3(a).
     “First Restatement Effective Date” has the meaning given in Section 3(a).
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
     “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business) which under generally accepted accounting principles would be shown on a balance sheet of such Person as a liability, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all mark-to-market obligations of such Person in respect of interest rate and currency swap agreements and similar agreements obligating such Person to make payments, whether direct or indirect or periodically or upon the happening of a contingency, and (viii) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
     “Interest Closing Date” with respect to any Loan means the day next preceding the day that such Loan is repaid in full and, prior to such day, any day next preceding an Interest Commencement Date for such Loan.
     “Interest Commencement Date” with respect to any Loan means the date on which such Loan is made and thereafter any 21st day of any month if such day occurs while such Loan is outstanding (or if any such 21st day is not a Business Day, then the next succeeding Business Day).
     “Interest Period” with respect to any Loan means each period from and including an Interest Commencement Date for such Loan to and including the next succeeding Interest Closing Date for such Loan.
     “Investment Advisor” means KA Fund Advisors, LLC or an affiliate thereof.
     “Investment Grade” shall mean a rating of at least “Baa3” or higher by Moody’s or its equivalent by any other Ratings Agency.
     “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or any assignment, hypothecation, deposit arrangement or other preferential arrangement of or with respect to such asset, and (ii) any purchase option, call or similar right of a third party with respect to such asset.
     “Loan” and “Loans” have the meaning given in Section 2.
     “Loan Account” means an account maintained at Bank that is entitled “Kayne Anderson MLP Investment Company.”
     “Loan Documents” means this Agreement and all agreements, instruments, notices, certificates and documents now and hereafter executed and/or delivered pursuant hereto or thereto or in connection herewith or therewith.

     “Material Adverse Effect” means any material adverse condition or any material adverse change in or affecting (i) the assets, liabilities, business, operations, property or condition (financial or otherwise) of Borrower taken as a whole or (ii) the rights or remedies of Bank or the ability of Borrower to perform their respective obligations to Bank under this Agreement.
     “Maximum Amount” means the lesser of (i) the Credit Commitment and (ii) the maximum amount Borrower is then permitted to borrow under the 1940 Act.
     “Minimum Permitted Ratio” means 300%.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor corporation thereto.
     “Original Effective Date” means the effective date of the Original Loan Agreement.
     “Original Loan Agreement” has the meaning given in the preamble.
     “Permitted Liens” means (i) Liens for taxes not delinquent or which are being contested in good faith and in appropriate proceedings, (ii) Liens in connection with workers’ compensation, unemployment insurance or social security obligations, (iii) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, (iv) Liens on property of Borrower not to exceed 5% of the market value of all assets of Borrower determined at any time in accordance with GAAP, (v) Liens in favor of Bank and (vi) Liens arising in connection with short sales, future transactions, swaps entered into for hedging purposes, repurchase agreements and reverse repurchase agreements, each (A) entered into in the ordinary course of business and (B) effected in accordance with the 1940 Act and applicable interpretative guidance issued by the SEC.
     “Permitted Senior Indebtedness” means Indebtedness consisting of (i) the Auction Rate Senior Notes, (ii) the Senior Unsecured Notes and (iii) secured Indebtedness of Borrower not to exceed 5% of the market value of all assets of Borrower determined at any time in accordance with GAAP; provided that, the sum of the preceding clauses (i)-(iii) of this definition shall at no time exceed the maximum amount of Indebtedness Borrower is then permitted to incur under the 1940 Act.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, government or any agency, court or political division thereof, or any other entity.

     “Ratings Agency” means a nationally recognized statistical ratings organization.
     “Senior Securities Representing Indebtedness” means any Senior Security other than stock or other equity security.
     “Senior Security” means any bond, debenture, note or similar obligation or instrument constituting a security and evidencing indebtedness (including without limitation all Loans under this Agreement), and any stock of a class having priority over any other class as to distribution of assets or payment of dividends, including without limitation preferred stock.
     “Senior Unsecured Notes” means (i) the senior unsecured notes, in an aggregate principal amount of up to $550 million, issued by Borrower in part to refinance the Auction Rate Senior Notes and (ii) any additional senior unsecured notes that Borrower may issue from time to time, in each case subject to the approval of Bank (not to be unreasonably withheld or delayed).
     “Statement of Additional Information” means, as to Borrower at a particular time, its statement of additional information declared effective by the Securities and Exchange Commission on April 16, 2007, and any subsequent statement of additional information or amendment thereof that may then be effective.
     “Total Assets” means at any time, all assets of Borrower which in accordance with GAAP would be classified as assets on a balance sheet of Borrower prepared as of such time; provided, however, that the term Total Assets shall not include debt securities owned by Borrower which are in default.
     “30-day LIBOR” means the one-month London Inter-Bank Offered Rate for U.S. dollars as quoted on Page 3750 on the Dow Jones Market Service, formerly known as the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be designated for the time being by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates), as of 11:00 a.m., London time, on an Interest Commencement Date.
     “1940 Act” means the Investment Company Act of 1940 as from time to time in effect.
     2. LOANS. (a) Subject to the terms and conditions of this Agreement, and from the First Restatement Effective Date until the last Business Day prior to the Commitment Termination Date, Bank shall make loans to Borrower (each, a “Loan”, and, collectively, the “Loans”) at such times and in such amounts as Borrower may request, which amounts may be borrowed, repaid and reborrowed, provided that, any Loans (as such term is defined in the Original Loan Agreement) outstanding under the Original Loan Agreement shall constitute “Loans” made to Borrower on the First Restatement Effective Date for all

purposes of this Agreement and provided further that, the Loans shall not exceed, in aggregate principal amount at any one time outstanding, the Maximum Amount.
     (b) Borrower may, upon not less than two Business Days’ prior written notice to Bank, terminate the Credit Commitment or, from time to time, reduce the amount thereof. Any such reduction shall be (i) in an amount equal to at least $500,000 or, if the Maximum Amount is then for a lesser amount, then such lesser amount and (ii) accompanied by prepayment in full of the Loans to Borrower then outstanding that are in excess of the Credit Commitment as reduced.
     (c) Each Loan shall be in a principal amount of $100,000 or more.
     (d) An Authorized Person of Borrower shall request each Loan by notice to Bank substantially in the form of Exhibit A attached hereto (the “Borrowing Notice”), which notice shall be received by Bank no later than 4:00 p.m., New York time on the last Business Day prior to the date on which Borrower desires that such Loan be made.
     (e) Upon receipt of a Borrowing Notice pursuant to Section 2(d) above, Bank shall make each Loan by wire transfer of immediately available funds by 11:00 a.m. New York time, on the proposed date thereof, to the account of Borrower designated by it in the applicable Borrowing Notice.
     (f) The Loans shall be evidenced by the Loan Account and the records made therein by Bank, which shall be conclusive, absent manifest error, as to the amount of the Loans and the interest and payments thereon. Any failure so to record or any error in doing so shall not limit or otherwise affect the obligation of Borrower under this Agreement to pay any amount owing with respect to the Loans.
     3. CONDITIONS PRECEDENT. (a) This Agreement shall become effective on the date (the “First Restatement Effective Date”) when each of the following conditions precedent are first satisfied: (i) Borrower and Bank shall have signed a copy of this Agreement, (ii) Bank shall have received the origination fee provided for in Section 12 below, (iii) Bank shall have received a statement of assets and liabilities and the related statement of operations and statement of changes in net assets (“Financials”) for Borrower’s most recent (6-month or 12-month) fiscal period for which they are available, as well as audited Financials for Borrower’s most recent fiscal year for which such audited Financials are available, (iv) Bank shall have received, if requested by Bank, a Statement of Purpose (Federal Reserve Form U-1) duly completed and signed by Borrower, (v) Bank shall have received such other documents as Bank may reasonably request and (vi) immediately prior to giving effect to this Agreement, no event has occurred and is continuing which constitutes an event of default under the Original Loan Agreement or which, upon the giving of notice, the lapse of time, or both, would constitute an event of default under the Original Loan Agreement.
     (b) The obligation of Bank to make any Loan shall be subject to the satisfaction on the date of the making of such Loan of each of the following conditions precedent:

(i) that no event has occurred and is continuing which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default, (ii) that the representations and warranties of Borrower in Sections 9 and 10 below are correct and accurate as though made on such date, (iii) that after giving effect to the making of such Loan, Borrower’s Asset Coverage Ratio shall not be less than the Minimum Permitted Ratio (and Borrower shall not have violated any applicable law or exceeded the borrowing limits set forth in its Statement of Additional Information), (iv) that after giving effect to the making of such Loan, the outstanding aggregate principal amount of all Loans does not exceed the Maximum Amount, and (v) Borrower shall have delivered to bank a Borrowing Notice pursuant to and in accordance with Section 2(d) above.
     4. TERMS OF REPAYMENT; WAIVERS. (a) The principal amount of each Loan shall be repayable by Borrower in full (together with all accrued interest on such Loan) on the Commitment Termination Date.
     (b) Any Loan may also become repayable by Borrower in its entirety as provided in Section 16 below upon the occurrence of an Event of Default.
     (c) If at any time the outstanding aggregate principal amount of the Loans exceeds the Credit Commitment then in effect, forthwith upon demand made to Borrower by Bank, Borrower shall repay an amount of the Loans outstanding so that the aggregate principal amount outstanding shall be less than or equal to the Credit Commitment.
     (d) If, at any time, either (i) Borrower’s Asset Coverage Ratio shall be less than the Minimum Permitted Ratio, or (ii) the aggregate amount of all borrowings of Borrower (including without limitation the Loans made to Borrower) then outstanding exceeds the borrowing limits provided in Borrower’s Statement of Additional Information, then in each case within thirty-five (35) days thereafter Borrower shall repay Loans made to Borrower to the extent of such excess.
     (e) Borrower may repay any Loan in its entirety or in part at any time, without premium or notice of any kind but together with all accrued interest on the amount thereof that is repaid.
     (f) Borrower hereby waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.
     5. INTEREST AND OTHER CHARGES. (a) Borrower shall pay Bank interest, in arrears, on the principal amount of each Loan from the date on which such Loan is made pursuant to Section 2 above until such Loan is due under this Agreement, at a rate per annum during each Interest Period equal to (i) 30-day LIBOR on the Interest Commencement Date of such Interest Period plus (ii) the Applicable Margin (the “Applicable Rate”), provided that, any accrued and unpaid interest, including overdue interest, on any Loans (as defined in the Original Loan Agreement) shall constitute interest payable under this Agreement.

     (b) All interest payable under this Agreement shall be calculated by Bank, on the basis of a 360-day year and for the actual number of days elapsed. Interest accrued on a Loan pursuant to Section 5(a) above shall be payable by Borrower (i) monthly on the 10th day of the calendar month next succeeding the calendar month in which such Interest Period ended (or, if such 10th day is not a Business Day, on the next succeeding Business Day), (ii) upon repayment of such Loan, and (iii) as otherwise provided in this Agreement. For purposes of computing interest, a Loan shall be deemed to be outstanding on the day that it is made, but not on the day that it is repaid.
     (c) Borrower shall pay Bank interest on any amount not paid by Borrower when due under this Agreement, from the date payment of such amount was due until the date such amount is paid, at a rate per annum during each Interest Period equal to (i) the Applicable Rate plus (ii) 1.65% (165 basis points). Such interest shall be payable on demand made by Bank from time to time.
     (d) Each determination of an interest rate by Bank pursuant to this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.
     (e) In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable hereto. In the event that such a court determines, in a final determination, that Bank has received interest and other charges hereunder in excess of such highest rate, Bank shall promptly refund such excess amount to Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.
     6. COMMITMENT FEE. Borrower shall pay to Bank a commitment fee (the “Commitment Fee”) computed (on the basis of a 360-day year and for the actual number of days elapsed) at the Applicable Margin for such date on the average daily unused amount of the Credit Commitment during the preceding month. The Commitment Fee shall begin to accrue on the First Restatement Effective Date and shall cease to accrue on the Commitment Termination Date and shall be payable on the 10th day of each calendar month (or if the 10th day is not a Business Day, then on the next succeeding Business Day) and on the Commitment Termination Date.
     7. PLACE AND MANNER OF PAYMENT. Borrower shall make all payments required to be made by it under this Agreement (whether of principal, interest or any other amount) prior to 1:00 P.M. New York time on the date such payment is due, at such address in the United States of America as Bank shall from time to time indicate to Borrower, in U.S. dollars and in immediately available funds.
     8. EXTENSION OF COMMITMENT TERMINATION DATE. (a) Borrower may, by written notice to Bank not earlier than 95 days and not later than thirty (30) days prior to the scheduled Commitment Termination Date then in effect (the “Existing Commitment Termination Date”), request that Bank agree to an extension of the Commitment Termination Date for an additional 364 days from the Existing Commitment Termination Date. Such request shall be accompanied by a certificate of an Authorized Person of Borrower stating that no event has occurred and is continuing which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default.
     (b) Bank, acting in its sole and individual discretion, shall conduct a full credit assessment of Borrower and, no later than ten (10) Business Days following Borrower’s request, elect to either extend the Commitment Termination Date as provided in Section 8(a) or decline to agree to such extension. Any election by the Bank to extend the Commitment Termination Date must be in writing delivered to the Borrower; provided that if the Bank fails to deliver to the Borrower a written notice on or before the date that is ten (10) Business Days following Borrower’s request that the Bank extend the Commitment Termination Date as provided in Section 8(a) then the Bank shall be deemed to have declined to agree to such extension. If Bank elects in writing to extend the Commitment Termination Date, effective as of the Existing Commitment Termination Date, such date shall be extended to the date falling 364 days after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day). The Borrower affirms, acknowledges, represents and warrants that the Bank has made no undertaking, promise or commitment, express or implied, to extend the Commitment Termination Date.
     9. USE OF PROCEEDS. Borrower represents and warrants to Bank that the proceeds of each Loan will be used (i) to refinance Indebtedness existing on the First Restatement Effective Date and (ii) for general corporate purposes of Borrower as an investment company registered under the 1940 Act.
     10. OTHER REPRESENTATIONS AND WARRANTIES. Borrower further represents and warrants to Bank that:
     (a) Borrower (i) is a company duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) is subject to and duly registered as a management investment company in accordance with the 1940 Act, (iii) is in material compliance with the 1940 Act, including but not limited to, all leverage regulations specified in the 1940 Act, (iv) is qualified to do business and is in good standing in all states in which qualification and good standing are necessary in order for it to conduct its business and own its property except where failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, and (v) has all requisite power and authority to conduct its business, to own its property, to execute and deliver this Agreement and to perform its obligations hereunder;
     (b) this Agreement has been duly and validly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, subject, as to enforceability of remedies, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity;
     (c) Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and such authorization, delivery and performance do not and will not (i) violate its corporate charter or by-laws or any law, rule, regulation, order, judgment, injunction, decree, determination or award presently in effect and applicable to it except as could not reasonably be expected to have a Material Adverse Effect, (ii) require any consent or result in a breach of or constitute a default under any agreement, lease or instrument to which it is a party or by which it or any of its assets may be bound or affected except as could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by it;
     (d) no recording, order, authorization, consent, license, registration, approval, exemption, filing, notice or other similar action by or with any governmental body, governmental official or other regulatory authority (except such as have been obtained and copies or confirmations of which have been delivered by Borrower to Bank) is or will be necessary (i) for the legality, validity, binding effect or enforceability of this Agreement, (ii) to permit the performance by Borrower of its obligations under this Agreement in accordance with the terms thereof or (iii) to enable Bank to enforce its rights and remedies under this Agreement.
     (e) Borrower has no Indebtedness other than Indebtedness permitted under Section 15(a) below;
     (f) Borrower is not in default with respect to any of its Indebtedness;
     (g) except as disclosed by it to Bank in writing prior to the date of this Agreement, there is no litigation or other proceeding pending or, to its knowledge, threatened against or affecting Borrower which, if determined adversely to it, would have a Material Adverse Effect;
     (h) the Financials as of November 30, 2007, a copy of which have heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing in connection with the request for the credit contemplated by this Agreement are true and correct, and said Financials fairly present the financial condition of Borrower as at the date thereof and have been prepared in accordance with generally accepted accounting principles, subject, however, to year-end audit adjustments and the absence of footnotes; and
     (i) since November 30, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     11. REITERATION OF REPRESENTATIONS. The representations in Sections 9 and 10 above shall be deemed to be repeated by Borrower each time a Loan is made.
     12. ORIGINATION FEE. Upon execution of this Agreement, Borrower shall pay Bank an origination fee of $2,500 for the establishment of the credit facility provided in this Agreement.
     13. REPORTING. (a) As soon as available, and in any event within 60 days after the close of each of the first three quarters of each fiscal year of Borrower, commencing with the quarter ending on February 29, 2008, Borrower shall deliver to Bank its balance sheet at the end of such quarter and Borrower’s related statement of operations and statement of changes in net assets for the portion of its fiscal year ending on the last day of such quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by Borrower’s chief financial or accounting officer, subject, however, to year-end audit adjustments and the absence of footnotes.
     (b) As soon as available, and in any event within 60 days after the close of each of its fiscal years, Borrower shall deliver to Bank its balance sheet as at the close of such fiscal year and its related statement of operations and statement of changes in net assets for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the close of and for the previous fiscal year, audited by certified public accountants satisfactory to Bank and accompanied by a report thereon, satisfactory to Bank, issued by such accountants.
     (c) Promptly after the same are available, Borrower shall deliver to Bank copies of all reports and other material that Borrower may send to its shareholders.
     (d) As soon as available, but in any event not later than 10 days after the end of each month of each fiscal year of Borrower, Borrower shall deliver to Bank each of the following: (i) the net asset value calculation of Borrower as at the end of such month, in the form and detail similar to those customarily prepared by Borrower’s management for internal use and reasonably satisfactory to Bank, certified by an Authorized Person as being fairly stated in all material respects, (ii) a certificate of an Authorized Person, in form and substance acceptable to the Bank in its reasonable discretion, showing the calculations (and the basis of such calculations) used in determining Borrower’s Asset Coverage Ratio, and (iii) a certificate of an Authorized Person of Borrower stating that no event has occurred and is continuing which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default.
     (e) Within three (3) business days of the Bank’s request, made from time to time in its reasonable discretion but no more frequently than weekly, (i) the net asset value calculation of Borrower as at the date of such request, in the form and detail similar to those customarily prepared by Borrower’s management for internal use and reasonably satisfactory to Bank, certified by an Authorized Person as being fairly stated in all material respects, (ii) a certificate of an Authorized Person, in form and substance acceptable to the Bank in its reasonable discretion, showing the calculations (and the basis of such calculations) used in determining Borrower’s Asset Coverage Ratio .
     14. BORROWER’S OTHER AFFIRMATIVE COVENANTS. Borrower covenants with Bank that until the payment in full of all Loans, all accrued interest thereon and all other amounts payable by Borrower under this Agreement, and the performance by Borrower of all its obligations and covenants under this Agreement, it shall:
     (a) maintain and preserve its existence and all rights, privileges, approvals and other authority adequate for the conduct of its business;
     (b) (i) comply with all laws, statutes, regulations or ordinances of any governmental entity, or of any agency thereof, applicable to it which could reasonably be expected to have a Material Adverse Effect and (ii) promptly notify Bank in writing of any known violation by Borrower of any such law, statute, regulation or ordinance;
     (c) promptly notify Bank in writing of any default or Event of Default by Borrower with respect to any of Borrower’s Indebtedness;
     (d) promptly execute and deliver to Bank such Statements of Purpose (Federal Reserve Form U-1’s) under Regulation U of the Board of Governors of the Federal Reserve System as Bank may request from Borrower;
     (e) promptly upon Bank’s request therefor, deliver to Bank such information and documents regarding Borrower as Bank may from time to time request from Borrower;
     (f) maintain an unsecured credit rating given by a Ratings Agency of at least Investment Grade;
     (g) custody all of its cash, securities and other assets with Bank pursuant to the Custody Agreement;
     (h) in the event that Borrower shall at any time after the First Restatement Effective Date enter into, assume or otherwise become bound by or obligated under any agreement creating or evidencing Indebtedness of Borrower in excess of $ 10,000,000 containing one or more Additional Covenants, the terms of this Agreement shall, without any further action on the part of Bank, be deemed to be amended automatically to include each Additional Covenant contained in such agreement, provided that, if requested by Bank, Borrower further covenants to promptly execute and deliver at its expense an amendment to this Agreement in form and substance satisfactory to Bank evidencing the amendment of this Agreement to include such Additional Covenants, provided further that, the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 14(h), but shall merely be for the convenience of the parties hereto; and
     (i) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material applicable law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of Bank to visit and inspect any of Borrower’s properties and examine and make abstracts from any of its books and records during normal business hours and to discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower and with its independent certified public accountants; provided that, unless a Default or an Event of Default shall have occurred and be continuing, Bank shall provide Borrower with five Business Days’ prior notice of such visit and shall only conduct such visit at most once a year.
     15. BORROWER’S NEGATIVE COVENANTS. Borrower covenants with Bank that until the payment in full of all Loans, all accrued interest thereon and all other amounts payable by Borrower under this Agreement, and the performance by Borrower of all its obligations and covenants under this Agreement, Borrower shall not:
     (a) create, incur, assume or permit to exist any Indebtedness, except for (i) Loans outstanding hereunder, (ii) Indebtedness to affiliates of Bank and (iii) Permitted Senior Indebtedness, and, in each case, which is not otherwise prohibited by law, is not in contravention of Borrower’s Statement of Additional Information and is reflected properly in the calculation of Borrower’s Asset Coverage Ratio; or
     (b) create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by Borrower, other than Permitted Liens. If, in violation of the foregoing, Borrower at any time creates or suffers to exist any Lien (other than a Permitted Lien) on any property of assets now owned or hereafter acquired by Borrower, including, if applicable, any proceeds thereof (such property and, if applicable, such proceeds being collectively referred to herein as “Encumbered Property”), to secure any Indebtedness (including, without limitation, any Permitted Senior Indebtedness), Borrower shall be deemed to have granted to Bank at such time, without further action on any person’s part, a security interest in the Encumbered Property as security for all existing and future obligations of Borrower to Bank under this Agreement. Bank shall be authorized, without notice to, the consent of, or other action by Borrower, to take such action as Bank deems necessary or advisable to perfect such security interest and if so requested by Bank, Borrower, at its expense, shall cause the holder of any such Lien granted to a person other than Bank to take such action as Bank reasonably deems necessary or advisable to cause the priority of such Lien to rank on a pari passu basis with Bank’s Lien; or
     (c) make any investment in any single master limited partnership or other single issuer if, immediately after giving effect to such investment, the aggregate fair market value of all investments in such issuer would exceed 15% of Borrower’s total assets at such time; or
     (d) other than the advisor relationship existing on the First Restatement Effective Date with the Investment Advisor, enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms substantially as favorable to Borrower as those which would be obtained in a comparable arms length transaction with a non-affiliate; or
     (e) change its Investment Advisor unless it has received prior written consent to such change from Bank.
     16. EVENTS OF DEFAULT. It shall constitute an event of default (and “Event of Default”) hereunder (and upon the occurrence thereof the then outstanding principal amount of each Loan and all accrued interest thereon shall become immediately due and payable, without demand, presentment or notice of any kind, all of which are hereby expressly waived) if at any time:
     (a) Borrower fails to pay the principal amount of any Loan when and in the amount due in accordance with the terms thereof or hereof, including without limitation any failure to make a mandatory prepayment due pursuant to the provisions of Section 4(d); or
     (b) Borrower fails to make or pay when due any interest payment, charge or other amount required to be made or paid by it under this Agreement, and such failure continues for a period in excess of five (5) Business Days; or
     (c) Borrower fails to comply with Sections 14(g); or
     (d) Borrower fails to comply with Section 14(f) and such failure continues for a period in excess of thirty (30) days; or
     (e) Borrower fails to perform or observe any other term, covenant or condition to be performed or observed by it under this Agreement or any other Loan Document, and such failure continues for a period in excess of thirty (30) days; or
     (f) any representation or warranty made by Borrower in this Agreement or any other Loan Document proves to have been incorrect in any material respect on any of the dates as of which made or deemed to have been repeated; or
     (g) the Custody Agreement ceases at any time to be in full force and effect, or Borrower fails to perform or observe any material term, covenant or condition thereof which is to be performed or observed by it thereunder; or

     (h) Borrower defaults in the payment when due, whether at stated maturity or otherwise, or within any applicable grace period, of (i) any Permitted Senior Indebtedness or (ii) any other Indebtedness of Borrower (other than Indebtedness under this Agreement) in a principal amount of more than $5,000,000, whether now or hereafter existing; or
     (i) Borrower fails to perform any other term, covenant or agreement on its part to be performed under (i) any Permitted Senior Indebtedness or (ii) any other agreement or instrument (other than this Agreement) evidencing or relating to any of its Indebtedness (whether now or hereafter existing) in a principal amount of more than $5,000,000, or any event occurs or condition exists, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Permitted Senior Indebtedness or other Indebtedness (with or without the giving of notice, lapse of time or both) to cause, such Permitted Senior Indebtedness or other Indebtedness to become due prior to its stated maturity; or
     (j)(i) Borrower as debtor commences a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seeks the appointment of a receiver, trustee, custodian or similar official for itself or any substantial part of its property, (ii) any such case or proceeding is commenced against it, or another seeks such an appointment, which (A) is consented to or not timely contested by it, (B) results in the entry of an order for relief, such an appointment, or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) it makes a general assignment for the benefit of creditors, or (iv) it admits in writing its inability to pay its debts as they become due; or
     (k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 are rendered against Borrower and (A) the same remain undischarged for a period of 60 or more consecutive days during which execution thereof is not effectively stayed upon appeal or otherwise or (B) any proceeding by a creditor to enforce the same is pending; or
     (l) Borrower (i) conducts its business in violation of the 1940 Act, (ii) ceases to be registered under the 1940 Act as a management investment company, or (iii) is dissolved or ceases to do business.
     17. BANK’S RIGHTS AND REMEDIES. (a) If an Event of Default occurs hereunder and is continuing, Bank has and may exercise from time to time all rights and remedies available at law or in equity, all of which rights and remedies shall be cumulative and non-exclusive and shall be in addition to any other rights or remedies contained in this Agreement, any other Loan Agreement, the Custody Agreement or any other ancillary agreements.
     18. RANKING OF LOANS; COMPLIANCE WITH INVESTMENT COMPANY ACT OF 1940. Notwithstanding anything herein to the contrary, so long as the Permitted Senior Indebtedness constitutes senior indebtedness of Borrower the Loans and all other obligations of Borrower hereunder shall rank pari passu in all respects with the Permitted Senior Indebtedness, including with respect to distributions of the assets of Borrower and with respect to the payment of interest, provided that, if Bank is deemed to have been granted a Lien pursuant to the second sentence of Section 15(b), Bank shall be entitled to enjoy the benefits of such Lien but shall share the net proceeds of any collateral realized by it, to the extent Bank receives such proceeds, with the holders of the Permitted Senior Indebtedness on a pari passu basis. Subject to Section 26, it is the intention of Bank and Borrower to comply with the provisions of the 1940 Act. If any term, condition or other provision in this Agreement is deemed by the Securities and Exchange Commission or any court of competent jurisdiction to render any Loan or other obligation incurred under the Loan Agreement a separate “class of senior securities representing indebtedness,” for purposes of Section 18(c) of the 1940 Act, and to have preferential rights over the Permitted Senior Indebtedness in violation of Section 18(c) of the 1940 Act, Bank and Borrower agree to diligently and in good faith negotiate an amendment to this Agreement so as to comply with Section 18(c) of the 1940 Act provided that such amendment does not impair Bank’s fundamental rights under this Agreement.
     19. NO WAIVER. No failure by Bank to exercise any right, power or remedy under this Agreement, and no delay by Bank in exercising any such right, power or remedy, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise by Bank of any other right, power or remedy. The rights and remedies of Bank provided for in this Agreement are cumulative and not exclusive of any rights and remedies otherwise available.
     20. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties with respect to the Loans, and, except as provided in Section 5(e) above, no amendment, modification, termination or waiver of any provision thereof or consent to a departure therefrom by Borrower shall be effective unless the same is in writing and signed by both Bank and Borrower.
     21. SUCCESSORS AND ASSIGNS; PARTICIPATIONS. (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns, provided, however, that except as provided in Section 21(b) below it may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment in violation of this provision shall be null and void.
     (b) Section 21(a) above notwithstanding, Bank may from time to time, in its sole and absolute discretion and without Borrower’s further consent, (i) assign this Agreement and the Loans to (A) any affiliate of Bank or (B) JPMorgan Chase Bank, N.A. (“JPM”) or any affiliate of JPM (JPM or such affiliate, a “JPM Assignee”) or (ii) sell participations in any Loan or Loans, provided, however, that in the case of any such sale of participations, Bank’s obligations under this Agreement shall remain unchanged and that it shall remain solely responsible to Borrower for its performance thereof. Following such assignment to it, any JPM assignee (and any of its subsequent assignees) may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Person, with the consent of Borrower (not to be unreasonably withheld) up to 90% of its rights and obligations under this Agreement and the other Loan Documents (i.e. JPM shall hold for its own account at least 10% of the Credit Commitment); provided, however, if at any time an Event of Default has occurred and is continuing (i) Borrower’s consent to such assignment shall not be required and (ii) JPM may assign 100% of its rights and obligations under this Agreement and the other Loan Documents.
     22. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Bank’s jurisdiction as a securities intermediary shall, for purposes of the New York Uniform Commercial Code, be the State of New York.
     (b) Any suit, action or proceeding with respect to this Agreement or any Loan may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise. Each of the parties hereto hereby irrevocably waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement or any Loan.
     23. NOTICES. Unless otherwise specified, any notice or demand hereunder shall be sent, delivered or transmitted to the recipient at the address or relevant telephone number set forth after its name hereinbelow:
If to Bank, at:
CUSTODIAL TRUST COMPANY
101 Carnegie Center
Princeton, NJ 08540-6231
Attention: Loan Compliance Officer
Telephone: (609) 951-2313
Facsimile: (609) 951-2317
If to Borrower, at:
KAYNE ANDERSON MLP INVESTMENT COMPANY
717 Texas Avenue, Suite 3100
Houston, TX 77002
Attention: Terry A. Hart
Telephone: (713) 493-2038
Facsimile: (713) 655-7359

or to such other address or telephone number as each party may designate for itself by like notice.
     24. EXPENSES; INDEMNIFICATION. (a) Borrower shall pay or, at the election of Bank, shall reimburse Bank for paying, (a) all reasonable costs, fees and expenses (including reasonable attorneys’ fees) incurred by Bank in connection with the administration or enforcement of this Agreement or any other Loan Document, or the preparation of any amendments or supplements thereto, and (b) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any tax or other governmental authority in respect of this Agreement or any Loan or Loan Document.
     (b) Borrower agrees (i) to indemnify and hold Bank harmless, from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents with respect to Borrower, and (ii) to indemnify and hold Bank (and its affiliates, directors, officers, agents and employees (collectively with Bank, the “Indemnified Parties”)) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, reasonable and documented costs, reasonable and documented out-of-pocket expenses or disbursements of any kind or nature whatsoever (including but not limited to reasonable and documented attorney’s fees and settlement costs) arising directly or indirectly from or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, from Borrower’s use of proceeds or the commitment, from failure of Borrower to comply with rules, regulations and laws regarding the business of mutual funds, from false or incorrect representations or warranties or other information provided in connection with this Agreement, or from failure of Borrower to comply with covenants in a timely manner (all the foregoing in this clause (ii), collectively, the “indemnified liabilities”), provided, that Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from, with respect to any Indemnified Party, the gross negligence or willful misconduct of such Indemnified Party. The agreements in this Section 24 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     25. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement (and the validity, legality and enforceability of such provision in any other jurisdiction) shall not be affected or impaired thereby.

     26. MISCELLANEOUS. (a) All agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the making of any Loan.
     (b) Bank shall not be under any obligation at any time to ascertain whether Borrower is in compliance with the 1940 Act, the regulations thereunder, the provisions of its charter documents or by-laws, or its investment objectives and policies as then in effect.
     (c) Bank shall be without liability to Borrower for any loss, damage, cost, expense, liability or claim which does not arise from willful misfeasance, bad faith or gross negligence on the part of Bank in taking or omitting to take any action under this Agreement. In no event shall Bank be liable for special, incidental or consequential damages, even if it has been advised of the possibility of such damages.
     (d) Bank shall have the continuing and exclusive right to apply any and all payments by or on behalf of Borrower, in such order as it may in its sole discretion from time to time determine, to any portion of the Loans and/or to the accrued interest on the Loans. All payments by Borrower to Bank pursuant to this Agreement shall be made without set-off, and none of such payments shall be subject to any counterclaim by Borrower. To the extent that Borrower makes a payment or Bank receives any payment for Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy, reorganization or insolvency law, common law or equitable cause, then, to such extent, the obligation hereunder of Borrower which was to have been satisfied by such payment shall be revived and continue as if such payment had not been received by Bank.
     (e) The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.
     (f) This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.
     (g) Bank hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act. Borrower will provide such information promptly upon the request of Bank.
[Remainder of page intentionally blank; signature pages follow.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all on the day and year first above written.

KAYNE ANDERSON MLP INVESTMENT COMPANY
By:	/s/ Terry A. Hart
	Name:	Terry A. Hart
	Title:	Chief Financial Officer

CUSTODIAL TRUST COMPANY
By:	/s/ Ben Szwalbenest
Ben Szwalbenest
President

SCHEDULE A
Signatures of Authorized Persons
     Set forth below are the names and specimen signatures of the persons authorized by KAYNE ANDERSON MLP INVESTMENT COMPANY to give instructions to Custodial Trust Company with respect to the Loan Agreement dated April [ ], 2008 and Loans thereunder.

NAME	SIGNATURE

Kevin S. McCarthy

Terry A. Hart

James C. Baker

David J. Shladovsky

EXHIBIT A
Form of Borrowing Notice
Custodial Trust Company
101 Carnegie Center
Princeton, New Jersey 08540
Attention: Loan Compliance Officer
[DATE]
     Ladies and Gentlemen:
     The undersigned, an Authorized Person of KAYNE ANDERSON MLP INVESTMENT COMPANY (“Borrower”), a company organized and existing under the laws of the State of Maryland and registered as a management investment company under the Investment Company Act of 1940, refers to that certain First Amended and Restated Loan Agreement dated April 15, 2008 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Borrower and Custodial Trust Company (“Bank”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
     Borrower hereby gives Bank notice, pursuant to Section 2(d) of the Loan Agreement, that Borrower requests the Loan under the Loan Agreement, and in connection therewith sets forth below the following terms and other information:

(A) Date of the Loan:

(B) Principal Amount of the Loan:

(C) Wiring Instructions:

(D) Use of Proceeds of the Loan:

     Borrower hereby certifies to Bank as follows:
     1. No event has occurred and is continuing which constitutes an Event of Default under the Loan Agreement or which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default under the Loan Agreement.
     2. The representations and warranties of Borrower in Sections 9 and 10 of the Loan Agreement are correct and accurate as of the date hereof.

3. The conditions precedent in Section 3 of the Loan Agreement have been satisfied as of the date hereof.

KAYNE ANDERSON MLP INVESTMENT COMPANY
By:
Name:
Title: